Aberdeen Standard Investments ETFs 485APOS

EX.99.D4

FEE WAIVER AGREEMENT

August 27, 2018

ETFS Trust

405 Lexington Avenue

New York, New York 10174

Re:	Waiver of Portion of Advisory Fees

Dear Board of Trustees of ETFS Trust:

Reference is made to the investment advisory agreement by and between ETFS Trust, on behalf of each fund listed on Schedule A hereto (each, a “Fund” and, collectively, the “Funds”), and ETF Securities Advisors LLC (the “Adviser”), dated August 27, 2018 (as further amended, restated, or otherwise modified from time to time, the “Advisory Agreement”). Pursuant to the Advisory Agreement, each Fund pays an investment advisory fee to the Adviser as specified in such agreement (the “Fund Management Fee”).

Waiver of Subsidiary Management Fee

Each Fund intends to invest a portion of its assets in a Cayman Islands exempted company (each, a “Subsidiary”), as indicated in Schedule A. For each Subsidiary, pursuant to a management agreement between the Subsidiary and the Adviser (the “Subsidiary Agreement”), the Adviser will:

(i)	provide management services;

(ii)	pay all expenses incurred by the Subsidiary except for:

(1)	brokerage expenses and other fees, charges, taxes, levies or expenses (such as stamp taxes) incurred in connection with the execution of portfolio transactions (including without limitation any fees, charges, taxes, levies or expenses related to the purchase or sale of an amount of any currency, or the patriation or repatriation of any security or other asset, related to the execution of portfolio transactions);

(2)	extraordinary expenses (in each case as determined by a majority of the Independent Directors);

(3)	interest and taxes of any kind or nature (including, but not limited to, income, excise, transfer and withholding taxes); and

(4)	the advisory fee payable to the Adviser (the “Subsidiary Management Fee”); and, in consideration thereof;

(iii)	receive the Subsidiary Management Fee.

The Adviser hereby agrees to waive all or any portion of the Fund Management Fee that would otherwise be paid by that Fund to the Adviser in any period in an amount equal to the amount of the Subsidiary Management Fee, if any, actually paid by the Subsidiary to the Adviser under the Subsidiary Agreement during such period.

Effect of this Agreement; Amendments; Termination

This letter agreement modifies the terms of the Advisory Agreement and the Subsidiary Agreement and to the extent of any conflict between the terms of this agreement and the terms of the Advisory Agreement or the Subsidiary Agreement, the terms of this agreement will prevail. This agreement and the rights and obligations of the parties hereunder will be governed by, and interpreted, construed and enforced in accordance with, the laws of the State of Delaware without regard to the choice of law or conflicts of law principles thereof that would result in the application of the law of any other jurisdiction.

We agree that this agreement can only be amended or terminated with respect to a Fund upon the approval of the Trust’s Board of Trustees, except that it will automatically terminate if the Advisory Agreement with the Trust terminates.

Please confirm your understanding of, and agreement with, the subject matter herein by returning an originally executed copy of this letter agreement to the address first written above.

Very truly yours,

ETF SECURITIES ADVISORS LLC
By Aberdeen Asset Management Inc., its sole member

By:	/s/Lucia Sitar
Name: Lucia Sitar
Title: Vice President of Aberdeen Asset Management Inc.

ACKNOWLEDGED AND AGREED

ETFS TRUST,
for and on behalf of the Funds listed on Schedule A hereto

By:	/s/Lucia Sitar
Name: Lucia Sitar
Title: Vice President

SCHEDULE A

Fund	Subsidiary
ETFS Bloomberg All Commodity Longer Dated Strategy K-1 Free ETF	ETFS All Commodity Longer Dated Fund Limited
ETFS Bloomberg Agriculture Commodity Strategy K-1 Free ETF	ETFS Agriculture Fund Limited
ETFS Bloomberg Energy Commodity Strategy K-1 Free ETF	ETFS Energy Fund Limited
ETFS Bloomberg Energy Commodity Longer Dated Strategy K-1 Free ETF	ETFS Energy Longer Dated Fund Limited

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